NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 22, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 11, 2022 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to reorganization of BlackRock MuniYield California Quality Fund, Inc. (NYSE: MCA) with and into BlackRock MuniHoldings California Quality Fund, Inc. which became effective on April 11, 2022, each share of BlackRock MuniYield California Quality Fund, Inc. Common Stock was exchanged for 1.01061039 shares of BlackRock MuniHoldings California Quality Fund, Inc. Common Shares The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 11, 2022.